CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2019, relating to the financial statements and financial highlights, which appears in Schroder Core Bond Fund and Schroder Long Duration Investment-Grade Bond Fund’s Annual Report on Form N-CSR for the periods ended October 31, 2019.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 25, 2021